Exhibit 99.1

Autobytel Reports Record Fourth Quarter and Full Year 2015 Results

Fourth Quarter Total Revenues up 40% to a Record $36.4 Million; Non-GAAP Income Up 75% to a Record $4.4 million or $0.33 Per Diluted Share

IRVINE, Calif. – March 10, 2016 – Autobytel Inc. (NASDAQ:ABTL), a leading provider of online automotive services connecting consumers with dealers, reported financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Highlights vs. Year-Ago Quarter

●   Total revenues increased 40% to $36.4 million

●   Advertising revenues increased 125% to $3.7 million

●   Net income increased 24% to $1.4 million or $0.10 per diluted share

●   Non-GAAP income increased 75% to $4.4 million or $0.33 per diluted share

Management Commentary

“Autobytel’s record 2015 was highlighted by the acquisitions of Dealix and AutoWeb, growth in our higher-margin advertising business and lead program expansion with nearly all of our OEM partners,” said Jeff Coats, president and CEO of Autobytel. “The fourth quarter was particularly strong given overall lead volumes and strong click revenue from AutoWeb.

“While we remain in the early innings of integrating AutoWeb, the synergies across our technology platforms and data methodologies are beginning to ramp. In fact, we’re in the process of finalizing our first AutoWeb-enhanced product solution, which we expect to launch by the end of Q3.

“In 2016, we anticipate that we will continue to drive growth and profitability through new and used car lead generation, our higher-margin advertising revenues, and the continued development of value-added product offerings. We believe the execution of these initiatives will provide value to all of our dealer and OEM customers, while driving enhanced value for our stockholders.”

Fourth Quarter 2015 Financial Results

Total revenues in the fourth quarter of 2015 increased 40% to a record $36.4 million compared to $26.0 million in the year-ago quarter. Revenues generated from automotive leads and services increased 36% to $31.1 million compared to $22.8 million a year ago. The increase was driven by the acquisition of Dealix, expansion of most OEM programs and growth in advertising revenues. Retail revenues increased 24% to $14.0 million compared to $11.3 million last year, and wholesale revenues increased 48% to $17.1 million compared to $11.5 million in the year-ago quarter.

Advertising revenues increased 125% to $3.7 million compared to $1.6 million in the year-ago quarter. The increase was due to growth in display advertising and direct marketing, as well as a significant increase in click revenue. The increase in click revenue was driven by the company's prior commercial relationship with AutoWeb, which was acquired on October 1, 2015, as well as an increase in traffic from the acquisition of Dealix.

Gross profit in the fourth quarter increased 39% to $14.5 million compared to $10.4 million in the year-ago quarter. Gross margin decreased slightly to 39.7% compared to 40.0% one year ago. The decline in gross margin was expected and primarily due to Dealix, which historically generated gross margin of approximately 32.0%.

Total operating expenses in the fourth quarter were $12.9 million compared to $8.5 million in the year-ago quarter. As a percentage of revenues, total operating expenses were 35.5% compared to 32.5% in the fourth quarter of 2014.

Net income in the fourth quarter of 2015 increased 24% to $1.4 million or $0.10 per diluted share, compared to $1.1 million or $0.11 per diluted share in the year-ago quarter.

Non-GAAP income increased 75% to a record $4.4 million compared to $2.5 million in the fourth quarter of 2014 (see "Note about Non-GAAP Financial Measures" below for further discussion). Non-GAAP diluted earnings per share increased 45% to $0.33 compared to $0.23 per diluted share in the year-ago quarter.

Full Year 2015 Financial Results

Total revenues in 2015 increased 25% to a record $133.2 million from $106.3 million in 2014. Revenues generated from automotive leads and services increased 22% to $116.2 million from $95.1 million in 2014. Advertising revenues increased 153% to $10.5 million from $4.2 million in 2014. In 2015, retail revenues grew 10% to $53.5 million, and wholesale revenues grew 34% to $62.6 million compared to 2014.

Gross profit in 2015 increased 24% to $51.6 million compared to $41.8 million in 2014. As a percentage of revenues, gross profit was 38.8% compared to 39.3% in 2014.

Total operating expenses in 2015 were $43.9 million compared to $35.7 million in 2014. As a percentage of revenues, total operating expenses decreased 70 basis points to 32.9% compared to 33.6% in 2014.

Net income in 2015 increased 36% to $4.6 million or $0.37 per diluted share, compared to $3.4 million or $0.32 per diluted share in 2014.

Non-GAAP income increased 66% to $15.4 million or $1.22 per diluted share, compared to $9.3 million or $0.83 per diluted share in 2014.

Business Outlook

For 2016, Autobytel expects revenue to range between $151 million and $155 million, representing an increase of approximately 13% to 16% from 2015. The company also expects 2016 non-GAAP diluted EPS to range between $1.39 and $1.43, an increase of approximately 14% to 17% from 2015.

Conference Call

Autobytel will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and full year 2015 results, followed by a question-and-answer session.

Date: Thursday, March 10, 2016
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-852-2929
International dial-in number: 1-404-991-3925
Conference ID: 57263235

During the call, Autobytel management will refer to a supplementary slide presentation, which will be available for download in the Investor Relations section of the company's website.

The conference call will also be broadcast live at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations"). Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. For those who will be joining the call by phone, please call the conference telephone number 5-10 minutes prior to the start time, and an operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 17, 2016. The call will also be archived in the Investor Relations section of Autobytel's website for one year.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 57263235

Tax Benefit Preservation Plan

At December 31, 2015, the company had approximately $88.2 million in available net operating loss carryforwards ("NOLs") for U.S. federal income tax purposes. The company's Tax Benefit Preservation Plan ("Plan") was adopted by the company's Board of Directors to preserve the company's NOLs and other tax attributes and thus reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code. Any such change of ownership under Section 382 would limit or eliminate the ability of the company to use its existing NOLs for federal income tax purposes. Rights issued under the Plan could be triggered upon the acquisition by any person or group of 4.9% or more of the company's outstanding common stock and could result in substantial dilution of the acquirer's percentage ownership in the company. As of March 7, 2016, there were 10,626,624 shares of the Company's common stock outstanding. There is no guarantee that the Plan will achieve the objective of preserving the value of the company's NOLs. For more information, please visit http://investor.autobytel.com/tax.cfm.

About Autobytel Inc.

Autobytel Inc. provides high quality consumer leads and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 with its flagship website www.autobytel.com and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive Autobytel news alerts and special event invitations by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Note about Non-GAAP Financial Measures

Autobytel has disclosed non-GAAP income and non-GAAP EPS in this press release, which are non-GAAP financial measures as defined by SEC Regulation G, for the 2015 and 2014 fourth quarter and full year. The company defines (i) non-GAAP income as GAAP net income before amortization of acquired intangibles, non-cash stock-based compensation, acquisition costs, severance costs, gain on investment, litigation settlements and income taxes; and (ii) non-GAAP EPS as non-GAAP income divided by weighted average diluted shares outstanding. The company's management believes that presenting non-GAAP income and non-GAAP EPS provides useful information to investors regarding the underlying business trends and performance of the company's ongoing operations and are better metrics for monitoring the company's performance given the company's net operating loss (NOL) tax credits and recent acquisitions. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure. A table providing a reconciliation of non-GAAP income and non-GAAP EPS is included at the end of this press release.

Forward-Looking Statements Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. Words such as “anticipates,” “could,” “may,” “estimates,” “expects,” “projects,” “intends,” pending,” “plans,” “believes,” “will” and words of similar substance, or the negative of those words, used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, and our outlook regarding our performance and growth are forward-looking statements These forward-looking statements, including, that (i) the company expects to launch by the end of Q3 its first AutoWeb-enhanced product solution; (ii) in 2016 the company anticipates that it will continue to drive growth and profitability through new and used car lead generation, its higher-margin advertising revenues, and the continued development of value-added product offerings; (iii) the company believes the execution of the foregoing initiatives will provide value to all of its dealer and OEM customers, while driving enhanced value for its stockholders; (iv) the company expects its 2016 revenue to range between $151 million and $155 million, representing an increase of approximately 13% to 16% from 2015; and (v) the company expects its 2016 non-GAAP diluted EPS to range between $1.39 and $1.43, an increase of approximately 14% to 17%, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2014 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of Autobytel and the market price of the company's stock.

Company Contact
Kimberly Boren
Chief Financial Officer
949-862-1396
kimb@autobytel.com

Investor Relations
Liolios
Cody Slach or Sean Mansouri
949-574-3860
ABTL@liolios.com

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$23,993	$20,747
Accounts receivable (net of allowances for bad debts and customer credits of $1,045 and $770 at December 31, 2015 and December 31, 2014, respectively)	28,091	18,311
Deferred tax asset	3,642	5,498
Prepaid expenses and other current assets	1,276	811
Total current assets	57,002	45,367
Property and equipment, net	4,296	1,904
Investments	680	3,880
Intangible assets, net	29,515	4,173
Goodwill	42,903	20,948
Long-term deferred tax asset	17,820	27,396
Other assets	1,372	1,081
Total assets	$153,588	$104,749

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,643	$7,685
Accrued expenses and other current liabilities	10,744	9,495
Convertible note payable	-	5,000
Current portion of term loan payable	5,250	2,250
Total current liabilities	23,637	24,430
Convertible note payable	1,000	1,000
Long-term portion of term loan payable	12,750	4,500
Borrowings under credit facility	8,000	5,250
Other non-current liabilities	-	311
Total liabilities	45,387	35,491

Commitments and contingencies	-	-

Stockholders' equity:
Series A Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Series B Preferred stock, $0.001 par value; 500,000 shares authorized; 168,007 and no shares issued and outstanding as of December 31, 2015 and December 31, 2014, respectively	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 10,626,624 and 8,880,377 shares issued and outstanding, as of December 31, 2015 and December 31, 2014, respectively	11	9
Additional paid-in capital	342,485	308,190
Accumulated deficit	(234,295)	(238,941)
Total stockholders' equity	108,201	69,258
Total liabilities and stockholders' equity	$153,588	$104,749

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2015	2014	2015	2014

Revenues:
Lead fees	$32,198	$24,017	$120,678	$100,744
Advertising	3,688	1,640	10,534	4,171
Other revenues	535	384	2,014	1,363
Total revenues	36,421	26,041	133,226	106,278
Cost of revenues	21,947	15,637	81,586	64,465
Gross profit	14,474	10,404	51,640	41,813

Operating expenses:
Sales and marketing	4,527	3,327	15,956	14,404
Technology support	3,788	2,042	11,740	8,014
General and administrative	3,335	2,639	13,189	11,538
Depreciation and amortization	1,298	485	3,106	1,858
Litigation settlements	(33)	(25)	(108)	(143)
Total operating expenses	12,915	8,468	43,883	35,671
Operating income	1,559	1,936	7,757	6,142
Interest and other income (expense), net	868	(175)	322	(694)
Income tax provision	1,041	644	3,433	2,037
Net income and comprehensive income	$1,386	$1,117	$4,646	$3,411

Basic earnings per common share	$0.13	$0.12	$0.47	$0.38
Diluted earnings per common share	$0.10	$0.11	$0.37	$0.32

Shares used in computing earnings per common share (in thousands):
Basic	10,427	8,961	9,907	8,980
Diluted	13,397	11,066	12,662	11,212

AUTOBYTEL INC.
RECONCILIATION OF NON-GAAP INCOME / EPS
(Amounts in thousands, except per-share data)

	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Twelve Months Ended
	March 31,		June 30,		September 30,		December 31,		December 31,
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014

Net income	$773	$370	$871	$801	$1,615	$1,124	$1,386	$1,117	$4,646	$3,411
Amortization of acquired intangibles	376	332	512	376	667	376	1,436	376	2,992	1,462
Non-cash stock based compensation
Cost of revenues	25	17	38	17	43	18	44	17	150	69
Sales and marketing	140	109	146	142	153	149	273	144	713	544
Technology support	71	56	151	67	201	61	87	61	509	246
General and administrative	417	104	217	142	287	142	264	173	1,185	562
Total non-cash stock-based compensation	653	286	552	368	684	370	668	395	2,557	1,421
Acquisition costs	-	984	925	116	726	-	537	-	2,189	1,100
Severance costs	330	-	-	-	-	-	-	-	330	-
Litigation settlements	(25)	(68)	(25)	(25)	(25)	(25)	(33)	(25)	(108)	(143)
Gain on investment	-	-	-	-	-	-	(636)	-	(636)	-
Income taxes	257	220	647	476	1,488	697	1,041	644	3,433	2,037

Non-GAAP income	$2,364	$2,124	$3,482	$2,112	$5,155	$2,542	$4,399	$2,507	$15,403	$9,288

Weighted average diluted shares	11,097	10,282	11,057	11,271	11,540	11,099	13,397	11,066	12,662	11,212

Diluted GAAP EPS	$0.07	$0.04	$0.08	$0.08	$0.14	$0.11	$0.10	$0.11	$0.37	$0.32
EPS impact of adjustments	0.14	0.17	0.24	0.12	0.31	0.13	0.22	0.13	0.85	0.52
Non-GAAP EPS	$0.21	$0.21	$0.31	$0.19	$0.45	$0.23	$0.33	$0.23	$1.22	$0.83